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DATAWATCH CORPORATION
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DATAWATCH CORPORATION
4 Crosby Drive
Bedford, Massachusetts 01730
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 17, 2018
The Annual Meeting of Stockholders of Datawatch Corporation (the “Corporation”) will be held at the offices of the Corporation at 4 Crosby Drive, Bedford, MA 01730, on April 17, 2018 at 11:00 am, local time, to consider and act upon the following matters:
1.
To elect nine members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.
To ratify the appointment of the Corporation’s independent registered public accounting firm; and

3.
To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on February 22, 2018, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.
IF YOU PLAN TO ATTEND:
Please call Brigid MacDonald at 978-275-8215 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.
By Order of the Board of Directors
Michael A. Morrison

Chief Executive Officer
Bedford, Massachusetts
January 26, 2018
THE BOARD OF DIRECTORS WELCOMES STOCKHOLDERS WHO WISH TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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DATAWATCH CORPORATION
4 Crosby Drive
Bedford, Massachusetts 01730
PROXY STATEMENT
January 26, 2018
SUMMARY
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Datawatch Corporation (the “Company” or “Datawatch”) for use at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 4 Crosby Drive, Bedford, MA 01730, on April 17, 2018 at 11:00 a.m., local time, and any adjournments thereof  (the “Meeting”).
Only stockholders of record at the close of business on February 22, 2018 will be entitled to notice of and to vote at the Meeting. As of January 5, 2018, 12,337,143 shares of common stock, par value $.01 per share, of the Company (“Common Stock”) were outstanding. Stockholders are entitled to cast one vote for each share held of record at the close of business on February 22, 2018 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.
The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). A withheld vote with respect to one of more director nominees will have no effect on the election of such nominees. On all other matters being submitted to stockholders, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. Under the majority vote standard, the shares voted “for” a proposal must exceed the number voted “against” such proposal in order for it to be approved. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and therefore, with respect to votes on specific proposals, will count as a vote “against” such proposal. Broker “non-votes” are not so included.
At the Meeting, a proposal to elect Christopher T. Cox, Donald Friedman, Thomas H. Kelly, Colin Mahony, David C. Mahoney, Joan C. McArdle, Michael A. Morrison, Richard de J. Osborne, and Randy Seidl as directors will be subject to a vote of stockholders. The stockholders will also consider and vote upon the ratification of the selection of Datawatch’s independent registered public accounting firm. Where a choice has been specified on the proxy with respect to the foregoing proposals, the shares represented by the proxy will be voted in accordance with the specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominees named herein for election to the Board of Directors and FOR the proposal to approve the ratification of the selection of Datawatch’s independent registered public accounting firm.
The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of Michael A. Morrison and James Eliason, each of whom is named as attorney-in-fact in the proxies.

The Securities and Exchange Commission (the “SEC”) rules allow the Company to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability of Proxy Materials” or the “Notice”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, will be sent to stockholders beginning on or about March 7, 2018, and the proxy materials will be posted on the investor relations portion of the Company’s website, http://investor.datawatch.com, and on the website referenced in the Notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice for requesting a copy.

PRINCIPAL HOLDERS OF VOTING SECURITIES
The following table sets forth as of January 5, 2018 certain information regarding beneficial ownership of the Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock outstanding at such date; (ii) by each director of the Company; (iii) by each named executive officer identified in the Summary Compensation Table on page 22 of this proxy statement; and (iv) by all current directors and executive officers of the Company as a group.
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Christopher T. Cox(3)	753,695	6.11%
Richard de J. Osborne(4)	379,003	3.07%
David C. Mahoney	327,904	2.66%
Michael A. Morrison(5)	311,022	2.48%
Thomas H. Kelly	37,835	*
James Eliason	12,095	*
Don Friedman	11,666	*
Sanjay Mistry(6)	10,924	*
Joan C. McArdle	9,667	*
Randy Seidl	9,499	*
Ken Tacelli	3,333	*
Colin Mahony(7)	—	*
All current directors and executive officers as a group (eleven persons)(8)	1,855,219	9.44%
WC Capital, LLC(9) c/o Christopher Cox 116 East Saddle River Road Saddle River, New Jersey 07458	689,966	5.59%
G2 Investment Partners Management LLC(10) One Rockefeller Plaza, 23rd Floor New York, NY 10020	1,034,987	8.39%

* Less than one percent.
(1)
Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed and the address of each stockholder is: c/o Datawatch Corporation, 4 Crosby Drive, Bedford, Massachusetts 01730.

(2)
The percentage ownership for each stockholder is calculated by dividing the total number of shares beneficially owned by the stockholder by an amount equal to the sum of 12,337,143 shares (the number of shares outstanding as of January 5, 2018) plus any shares acquirable (including pursuant to stock options exercisable and restricted stock units vesting) by the stockholder within 60 days after January 5, 2018, and multiplying the result by 100.

(3)
Includes 689,966 shares held by WC Capital, LLC. Mr. Cox, as a Managing Member of WC Capital, LLC, shares the power to vote and dispose of all 689,966 shares of the Common Stock held by WC Capital, LLC. Also includes 35,000 shares owned by Mr. Cox’s wife, as to which Mr. Cox disclaims beneficial ownership.

(4)
Includes 143,370 shares of Common Stock held by Carnegie Hill Associates, LLC. Mr. Osborne is the Managing Principal of Carnegie Hill Associates, LLC and may be deemed a beneficial owner of the shares held by Carnegie Hill Associates, LLC, although Mr. Osborne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 3,000 shares owned by Mr. Osborne’s wife, as to which Mr. Osborne disclaims beneficial ownership.

(5)
Includes 5,985 shares owned by Mr. Morrison’s wife as custodian for two UTMA accounts. Mr. Morrison disclaims beneficial ownership of the 5,985 shares in the UTMA accounts. Also includes 10,000 restricted stock units that will vest within 60 days of January 5, 2018.

(6)
As disclosed in Datawatch’s Form 8-K filed February 2, 2017, Mr. Mistry resigned as an executive officer of Datawatch effective May 30, 2017. Mr. Mistry was a named executive officer for a portion of fiscal 2017, but is no longer an executive officer or employee of Datawatch.

(7)
Mr. Mahony was elected effective as of July 18, 2017 to fill a vacancy on the Board of Directors.

(8)
Includes 10,000 restricted stock units that will vest within 60 days of January 5, 2018.

(9)
Based on a Schedule 13D filed on January 22, 2016. According to such filing, WC Capital, LLC and certain of its affiliated persons, including Colleen M. Wood and Christopher T. Cox, may be deemed to have shared voting and shared dispositive power with respect to all of the above-mentioned shares.

(10)
Based on a Schedule 13G filed on June 28, 2017. According to such filing, G2 Investment Partners Management LLC and certain of its affiliated persons, including G2 Investment Partners GP LLC and G2 Investment Partners QP LP, may be deemed to beneficially own all of the above-mentioned shares.

PROPOSAL I
ELECTION OF DIRECTORS
The directors of the Company are elected annually and hold office for the ensuing year until the next annual meeting of stockholders and until their successors have been elected and qualified. The directors are elected by a plurality of votes cast by stockholders. The Company’s By-Laws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors. The number of directors currently fixed by the Board of Directors is nine (9).
Prior to the Meeting, Christopher T. Cox, Donald Friedman, Colin Mahony, Thomas H. Kelly, David C. Mahoney, Joan C. McArdle, Michael A. Morrison, Richard de J. Osborne and Randy Seidl were the directors of the Company. All of these individuals were elected as directors at the Company’s Annual Meeting of Stockholders held on April 18, 2017, except Colin Mahony, who was elected to fill a vacancy on the Board of Directors by the Board of Directors at a meeting held on July 18, 2017 in accordance with the Company’s By-Laws. Each of the existing directors is being nominated for re-election at the Annual Meeting. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director’s name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve). The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.
Director Nominees
Christopher T. Cox, Director.   Mr. Cox, age 53, has been a director of the Company since August 21, 2012. Since March 2016, Mr. Cox has been Executive Vice President and Chief Corporate Development Officer at The Medicines Company, a global biopharmaceutical company. From January 2012 until February 2016, Mr. Cox was a partner at Cadwalader, Wickersham & Taft LLP. Prior to January 2012, Mr. Cox was a partner at Cahill Gordon & Reindel LLP in New York. Mr. Cox is also an investor in and a Managing Member of WC Capital, LLC which owns approximately 5.59% of Datawatch’s outstanding common stock. Mr. Cox received both his undergraduate degree and J.D. from the University of Missouri where he was also a member of the Missouri Law Review. Mr. Cox’s qualifications to serve on the Board of Directors include his experience in mergers and acquisitions, capital markets and corporate governance.
Donald R. Friedman, Director.   Mr. Friedman, age 71, joined the Board of Directors in March 2016. From January 2014 to March 2015, Mr. Friedman was the Chief Executive Officer of Datalytics Technologies, an enterprise software company specializing in business analytics. From June 2010 to December 2013, he was a Principal at Sequel, a branding and communications consulting firm. Previously, following a 30-year career with IBM, Mr. Friedman founded and served as Chief Executive Officer of International Flex Technologies, a high-tech manufacturing company, and was Executive Vice President and Chief Marketing Officer at CA Technologies (formerly Computer Associates). Mr. Friedman’s qualifications to serve on the Board of Directors include his experience in technology leadership, strategy and marketing with both growth and Fortune 500 companies.
Thomas H. Kelly, Director.   Mr. Kelly, age 68, joined the Board of Directors in October 2004. Until June 1, 2007, Mr. Kelly was Vice President of Corporate Business Development at Schering-Plough Corporation, a pharmaceutical company. Prior to holding that position, Mr. Kelly was Vice President and Corporate Controller at Schering-Plough, a position he had held since joining that corporation in 1991. Previously, he had been a senior partner with the accounting firm of Deloitte & Touche LLP. Mr. Kelly’s qualifications to serve on the Board of Directors include his experience as a senior executive of a large public company, as well as his financial and accounting expertise.
David C. Mahoney, Vice Chairman of the Board.   Mr. Mahoney, age 73, has been a director of the Company since September 2010 and Vice Chairman of the Board since February 2011. From February 2003 until his retirement in February 2008, Mr. Mahoney was the President and Chief Executive Officer of Applix, Inc., a global provider of business performance management and business intelligence applications that was acquired by Cognos in 2007. Mr. Mahoney was also a director of Applix from

October 1992 to February 2008. Mr. Mahoney served as Chief Executive Officer of Verbind, Inc., a provider of real-time behavioural analysis and event triggering technology, from May 2001 until February 2003, when Verbind was sold to SAS Institute. Mr. Mahoney is also a member of the Board of Directors of Cartesian, Inc. Mr. Mahoney’s qualifications to serve on the Board include his experience as a senior executive leading the growth of three publicly held software companies, as well as his technical expertise.
Colin Mahony, Director.   Mr. Mahony, age 43, was appointed as a director of the Company in July 2017. Since September 2017, Mr. Mahony has served as the Senior Vice President and General Manager of Micro Focus’s Vertica Product Group, which resulted from the spin-merge between HPE Software and Micro Focus. In a similar role from 2014 until 2017, Mr. Mahony served as the Senior Vice President and General Manager of the Hewlett Packard Enterprise (HPE) Big Data Platform business group, which focused on helping organizations of all sizes leverage their data to improve business outcomes using Vertica, IDOL and other technologies. He joined HPE through its acquisition of Vertica in 2014, where he served in various operating capacities since 2007. Prior to joining Vertica, he held leadership roles at two venture capital firms, focused on investments in enterprise software, telecommunications and digital media, first at Lazard Technology Partners from 2002 until 2004 and later at Bessemer Venture Partners from 2004 until 2007. Mr. Mahony also served as a Senior Industry Analyst at Yankee Group, where he helped build the firm’s ERP and Internet Computing Strategies practice. He holds a B.S. degree in Economics with a minor in Computer Science from Georgetown University and an M.B.A. degree from the Harvard Business School. Mr. Mahony serves on the Board of Directors of Big Brothers Big Sisters of Massachusetts Bay and also serves on the board of Year Up Boston chapter.
Joan C. McArdle, Director.   Ms. McArdle, age 66, joined the Board of Directors in July 2014. Ms. McArdle is an experienced software industry finance and business leader in Massachusetts. From 1985 to June 2016, she worked for the Massachusetts Capital Resource Company (MCRC), most recently in her capacity as a senior vice president. While serving in this capacity at MCRC, and in connection with MCRC’s funding to support Datawatch’s acquisition of Math Strategies in 2012, Ms. McArdle previously served as an observer at Datawatch’s board meetings. Prior to joining MCRC, Ms. McArdle was employed by the First National Bank of Boston in a variety of roles, leaving the firm as a Vice President in the Large Corporate/Multinational Group. Ms. McArdle is also a member of the Board of Directors of Aspen Technology, Inc. (NASDAQ: AZPN). Ms. McArdle received an AB degree in English from Smith College. Ms. McArdle’s qualifications to serve on the Board include her experience in building and financing companies from the earliest stages of growth to mature technology companies, as well as her knowledge of the technology industry.
Michael A. Morrison, President, Chief Executive Officer and Director.   Mr. Morrison, age 54, has been a director and the Chief Executive Officer of the Company since February 2011. From October 2007 until joining Datawatch in 2011, Mr. Morrison was Vice President, Financial Performance Management, at Cognos Inc., a subsidiary of IBM since January 2008. In this role, Mr. Morrison directed all development, product management, product marketing and strategic business development activities for the FPM business unit. From January 2007 to October 2007, Mr. Morrison was Chief Operating Officer of Applix Inc., having been vice president of worldwide field and marketing operations from 2004 until his appointment as COO. At Applix Mr. Morrison conceptualized, built and led the company’s strategic go-to-market sales model and growth strategies, and also represented the company to Wall Street and industry analysts. Before joining Applix in 2004, Mr. Morrison held various positions at Cognos, including vice president of enterprise planning operations, vice president of finance and administration, and corporate counsel. Mr. Morrison’s qualifications to serve on the Board of Directors include his business, operational, management and legal experience in the enterprise application industry, as well as his position as Datawatch’s Chief Executive Officer.
Richard de J. Osborne, Chairman of the Board.   Mr. Osborne, age 83, has been a director of the Company and Chairman of the Board of Directors of the Company since January 2001. From 1985 to 1999, Mr. Osborne was Chairman of the Board of Directors and Chief Executive Officer of ASARCO Incorporated, which is an integrated producer of copper and other metals. Mr. Osborne is also a director of NACCO Industries, Inc., which is a mining company. Mr. Osborne was previously a director of Schering Plough Corp. and of Goodrich Corp. Mr. Osborne’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies.

Randy Seidl, Director.   Mr. Seidl, age 54, joined the Board of Directors in December 2015. Mr. Seidl is currently the Chief Executive Officer of Revenue Acceleration, a consulting firm he founded in 2013 that provides companies with strategic and tactical sales leadership insights, high-performing industry talent and critical customer and partner access. From September 2009 to October 2013, he served as Senior Vice President and General Manager of the US Enterprise Group at Hewlett Packard. Prior to Hewlett Packard, Mr. Seidl served as Senior Vice President and General Manager, North America at Sun Microsystems. He began his career at EMC, where he held a number of key global sales and marketing roles. On the emerging company side, Mr. Seidl served as Chief Executive Officer and a board member of Permabit; co-founder and Executive Vice President of GiantLoop, and Chairman and Chief Executive Officer of Workgroup Solution, which was acquired by Advizex. Mr. Seidl’s qualification to serve on the Board of Directors include his experience as a senior executive of large public companies, as well as his strategic sales and marketing expertise.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED ABOVE.
The Board of Directors and Its Committees
Meetings.   The Board of Directors met nine times during the fiscal year ended September 30, 2017. Each director attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served. The Company does not have a policy with regard to attendance by Board members at stockholder meetings; however, directors are encouraged to attend the Annual Meeting of Stockholders. All of the then-current Directors attended the Annual Meeting of Stockholders last year either in person or telephonically, except for Mr. Gillman who elected not to stand for re-election at last year’s Annual Meeting of Stockholders. Executive sessions of non-employee directors are held periodically each year, generally in conjunction with regularly scheduled meetings of the full Board.
Independence.   The Board of Directors has determined that, other than Mr. Morrison, who serves as Chief Executive Officer of the Company, each director is “independent”, meeting all applicable independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the independence standards of The NASDAQ Stock Market. In making this determination, the Board of Directors considered relationships, transactions and/or arrangements with each of the directors and affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Committees.   Under the Company’s By-Laws, the Board of Directors may designate committees composed of members of the Board to exercise the power and authority of the Board in the management of the business and affairs of the Company, subject to limitations imposed by law. The Board of Directors has three standing committees: an Audit Committee, a Compensation and Stock Committee and a Corporate Governance and Nominating Committee (the “Nominating Committee”). The members of each committee are appointed by the Board based on the recommendation of the Nominating Committee, and are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. The charters of the Audit Committee, the Compensation and Stock Committee and the Nominating Committee are available on the Company’s website, www.datawatch.com, and located under the “About” tab and the “Investor Relations” and “Corporate Governance” links. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.
Audit Committee.   The Audit Committee is composed of Thomas H. Kelly, David C. Mahoney and Joan C. McArdle, with Mr. Kelly serving as Chairman. Each such member is considered “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above, and, in the business judgment of the Board of Directors, independent for purposes of being an independent member of an audit committee under such rules. In addition, the Board of Directors has determined that Mr. Kelly qualifies as an audit committee “financial expert” as defined by the SEC. The Audit Committee evaluates and selects the Company’s independent registered public accounting firm, reviews the audited financial statements and discusses the adequacy of the Company’s internal controls and procedures with management and the independent registered public accounting firm. The Audit Committee also supervises the relationship between the Company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the independent registered public accounting firm. The Audit Committee conducted five formal meetings during the fiscal year ended September 30, 2017. The responsibilities of the Audit Committee and its activities in the fiscal year ended September 30, 2017 are more fully described in the Audit Committee Report contained in this proxy statement.
Compensation and Stock Committee.   The Compensation and Stock Committee is composed of Donald R. Friedman, Joan C. McArdle, Randy Seidl and Colin Mahony, with Mr. Friedman serving as Chairman. Charles M. Gillman served as a member of the Compensation and Stock Committee until April 2017. Each is “independent” as defined by the SEC and The NASDAQ Stock Market. The Compensation and Stock Committee, which, among other things, reviews and makes recommendations concerning executive compensation and administers the Third Amended and Restated 2011 Equity Compensation and Incentive Plan, conducted four formal meetings during the fiscal year ended September 30, 2017. The responsibilities of the Compensation and Stock Committee and its activities in the fiscal year ended September 30, 2017 are more fully described in the Compensation Discussion and Analysis contained in this proxy statement.
Corporate Governance and Nominating Committee.   The Nominating Committee is composed of Thomas H. Kelly, David C. Mahoney, Joan McArdle and Colin Mahony, with Mr. Mahoney serving as Chairman. Charles M. Gillman served as a member of the Corporate Governance and Nominating Committee until April 2017. Each is “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above. The Nominating Committee was formed for the purposes of identifying director candidates and providing nominee recommendations to the Board, overseeing compliance with corporate governance policies and adopting, and monitoring compliance with, the Company’s Code of Ethics. With respect to recommending director nominees, the Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders, and has policies concerning the evaluation of candidates, the recommendation to the Board of candidates for the Board’s selection as director nominees, and the recommendation of candidates for the Board’s selection as nominees for appointment to the committees of the Board. The Nominating Committee’s evaluation includes a review of the nominee’s judgment, experience, independence, understanding of the Company’s industry or other related industries, and such other factors as the Nominating Committee concludes are pertinent in light of the current needs of the Board, including without limitation the Board’s belief that its membership should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating Committee will select qualified nominees and review its recommendations with the Board. The Nominating Committee conducted two formal meetings during the fiscal year ended September 30, 2017. In January 2018, the Nominating Committee recommended Ms. McArdle and Messrs. Cox, Friedman, Kelly, Mahony, Mahoney, Morrison, Osborne and Seidl, and the Board approved such nominees, for election at the Meeting. Mr. Osborne and Mr. Cox were initially nominated by WC Capital, LLC, a stockholder of the Company, as described below.
Board Leadership Structure
Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons, with the position of Chairman filled by Mr. Osborne, an independent, non-executive director. The Board believes that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate as it allows the Chief Executive Officer to focus primarily on management and strategy responsibilities, while allowing the independent Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the Board members and the Chief Executive Officer and other members of senior management. The Chairman of the Board presides over all Board meetings and works with senior management to develop agendas for Board meetings. The Chairman and Mr. Mahoney, who is a Vice Chairman of the Board and also an independent director, advise the Chief Executive Officer and other members of senior management on business strategy and leadership development. The Chairman also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board and its committees.

Board Oversight of Risk
The Board oversees the business and strategic risks of Datawatch. The Audit Committee oversees financial reporting and compliance risks confronting Datawatch. The Compensation and Stock Committee oversees risks associated with Datawatch’s compensation policies and practices, including performance-based compensation. The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board.
Datawatch provides a detailed description of the risk factors impacting its business in its 2017 Annual Report on Form 10-K, which is updated quarterly as necessary in its Quarterly Reports on Form 10-Q filed with the SEC.
Stockholder Nominations and Recommendations of Director Candidates
WC Capital, LLC, which, as of January 5, 2018, beneficially owned approximately 5.59% of the Company’s Common Stock, is entitled to nominate two directors to the Board pursuant to an Investment Agreement, dated January 12, 2001, among WC Capital, LLC, Carnegie Hill Associates, LLC and the Company. WC Capital, LLC has nominated Christopher Cox, a managing member of WC Capital, LLC, and Richard de J. Osborne to serve as directors for election at the Meeting. Other stockholders wishing to suggest candidates to the Nominating Committee for consideration as potential director nominees may do so by submitting the name of the stockholder making the recommendation, the name of the individual recommended for consideration as a director nominee and a written statement from the stockholder making the recommendation stating why such candidate would be able to fulfil the duties of a director to the Nominating and Corporate Governance Committee, Datawatch Corporation, at Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730. Alternatively, stockholders wishing to nominate directors themselves (rather than submitting a suggestion to the Nominating Committee for consideration) may do so by submitting a written notice to the Secretary of Datawatch and following the procedures summarized in the section entitled “Stockholder Proposals” in this proxy statement. All nominees must, at a minimum, have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Board or of a Board committee. The Nominating Committee did not receive any stockholder nominee recommendations for this Meeting.
Policies and Procedures Regarding Related Person Transactions
The Company’s current practice, as set forth in the charter of the Company’s Audit Committee (available on the Company’s website at http://investor.datawatch.com/corporate-governance.cfm), is to have disinterested members of the Company’s Audit Committee, whose members are independent, review and, as appropriate, approve or reject the terms of any and all such proposed material related party transactions. In approving or rejecting the proposed related party transaction, the Audit Committee considers the facts and circumstances available and deemed applicable to the situation, including the risks, costs and benefits to the Company, the terms of the transaction, the availability of alternate sources for comparable services and products, and, if applicable, the impact on a director’s independence. Transactions are only approved if, in light of known circumstances, they are in or are not inconsistent with the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion.
During fiscal 2017, there were no transactions involving more than $120,000, nor were there any proposed, between the Company and any executive officer, beneficial owner of 5% or more of our common stock or equivalents, or any immediate family member of any of the foregoing, in which such persons or entities have or will have a direct or indirect material interest.
Compensation of Directors
Directors who were not employees of the Company (the “Non-Employee Directors”) received aggregate cash fees of  $22,500 for their service as a member of the Company’s Board of Directors for fiscal 2017, which fees were prorated for Non-Employee Directors who served for less than the full year.

Mr. Mahoney additionally received $48,000 in fees during fiscal 2017 for services provided to Datawatch management in his capacity as Vice Chairman of the Board, having been paid $6,000 per month for the months of October through May. Mr. Morrison, as an employee of the Company, receives no compensation for his service as a director.
Directors are eligible to receive awards under the Company’s Third Amended and Restated 2011 Equity Compensation and Incentive Plan. Under the policy in effect for fiscal 2017, each Non-Employee Director received 7,000 restricted stock units on the date of the 2017 Annual Meeting (other than Mr. Gillman and Mr. Mahony who were not Directors as of the date of the 2017 Annual Meeting) and a Non-Employee Director elected to the Board of Directors for the first time received 7,000 restricted stock units upon his or her initial election. The restricted stock units vest in one-third increments on the first, second and third anniversaries of the date of grant.
The following table sets forth the fees paid and equity awards granted to Non-Employee Directors for fiscal 2017:
Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Don Friedman	$22,500	$50,050	$72,550
Charles M. Gillman(3)	$7,500	$0	$7,500
Thomas H. Kelly	$22,500	$50,050	$72,550
David C. Mahoney	$70,500	$50,050	$125,550
Richard de J. Osborne	$22,500	$50,050	$72,550
Colin Mahony(4)	$7,500	$65,100	$72,600
Christopher T. Cox	$22,500	$50,050	$72,550
Joan C. McArdle	$22,500	$50,050	$72,550
Randy Seidl	$22,500	$50,050	$72,550

(1)
Non-Employee Directors were paid $7,500 for the first two quarters of fiscal 2017. In April 2017, Non-Employee Director cash compensation was adjusted to $7,500 per quarter. For Mr. Mahoney, the amount in this column includes an additional $48,000 in cash fees received for services provided in his capacity as Vice Chairman of the Board.

(2)
The amounts in this column represent the grant date fair value of restricted stock unit awards for financial statement reporting purposes as computed in accordance with FASB ASC Topic 718. During fiscal 2017, 7,000 restricted stock units were granted to each of the Non-Employee Directors as of the date of the 2017 Annual Meeting, except for Mr. Mahony, who was granted 7,000 restricted stock units upon his initial appointment to the Board in July 2017, and Mr. Gillman, who resigned prior to the 2017 Annual Meeting.

(3)
Mr. Gillman elected not to stand for re-election at the 2017 Annual Meeting, and therefore did not receive any restricted stock units and his cash compensation was pro-rated.

(4)
The cash compensation paid to Mr. Mahony in fiscal 2017 for his service as a Non-Employee Director was pro-rated because he commenced service as a director in July 2017. Mr. Mahony was granted 7,000 restricted stock units upon his appointment to the Board in July 2017.

Non-Employee Director Indemnification Arrangements
In addition to the protections afforded the directors of the Company with respect to indemnification under the Company’s By-Laws, the Company has entered into indemnification agreements with each of its Non-Employee Directors. These agreements require the Company to, among other things, indemnify each of its Non-Employee directors for any and all expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement which are actually and reasonably incurred by such individual, in connection with any threatened, pending or completed proceeding arising out of the individual’s status as a director of the Company. In addition, the agreements require the Company to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by the Company.
Stockholder-Board Communications
To direct stockholder communications to the Board of Directors (or to a specified individual director), stockholders may send such communication to the attention of the Chairman of the Board (or the specified individual director) at Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730.

AUDIT COMMITTEE REPORT
The Audit Committee of Datawatch Corporation (the “Company”) is composed of Ms. McArdle and Messrs. Kelly and Mahoney, with Mr. Kelly serving as Chairman. None of the members are officers or employees of the Company, and each is otherwise independent of the Company (as independence is defined by the Securities and Exchange Commission (the “SEC”) and in the listing standards of The NASDAQ Stock Market for purposes of being a member of an audit committee). In addition, the Audit Committee has at least one financial expert, Mr. Kelly, serving on the Audit Committee, as such term is defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website, www.datawatch.com and located under the “Investor Relations” and “Corporate Governance” sections of the “About” link.
The Audit Committee has reviewed the audited financial statements of the Company at September 30, 2017 and 2016, and for each of the years in the three-year period ended September 30, 2017, and has discussed them with both management and the Company’s independent registered public accounting firm for those fiscal years, RSM US LLP. The Audit Committee has reviewed with RSM US LLP, who is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the U.S., the accountant’s judgments as to matters related to the conduct of its audit for the Company’s financial statements and such other matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has met with RSM US LLP, with and without management present, to discuss the results of their audit, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, as currently in effect, and has discussed with the firm its independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the SEC.
Respectfully submitted by the Audit Committee.
THE AUDIT COMMITTEE
Thomas H. Kelly, Chairman
David C. Mahoney
Joan C. McArdle

INFORMATION CONCERNING EXECUTIVE OFFICERS
Michael A. Morrison, President, Chief Executive Officer and Director, age 54, was appointed President and Chief Executive Officer of the Company on February 11, 2011. From October 2007 until joining Datawatch, Mr. Morrison was Vice President, Financial Performance Management, at Cognos Inc., a subsidiary of IBM since January 2008. In this role, Mr. Morrison directed all development, product management, product marketing and strategic business development activities for the FPM business unit. From January 2007 to October 2007, Mr. Morrison was Chief Operating Officer of Applix Inc., having been vice president of worldwide field and marketing operations from 2004 until his appointment as COO. At Applix Mr. Morrison conceptualized, built and led the company’s strategic go-to-market sales model and growth strategies, and also represented the company to Wall Street and industry analysts. Before joining Applix in 2004, Mr. Morrison held various positions at Cognos, including vice president of enterprise planning operations, vice president of finance and administration, and corporate counsel.
James Eliason, Chief Financial Officer, Treasurer, Secretary and Vice President of Finance, age 50, was appointed as Chief Financial Officer, Treasurer, Secretary and Vice President of Finance of the Company on April 23, 2013. Mr. Eliason brings 20 years of financial and operational experience to the Datawatch leadership team, including corporate finance, investor relations, sales operations, mergers and acquisitions, human resources and information technology. From 2011 to April 2013 he served as CFO of Qvidian Corporation, a venture-backed software company that provides cloud-based sales enablement applications. From 2008 to 2011, he served as CFO of Desktone, Inc., a SaaS software company that provides a desktop cloud enablement platform. From 2004 to 2008, he served as CFO of Empirix, Inc., a high growth technology company that provides tools for voice and data applications. Earlier in his career, he held senior finance positions with Narad Networks, Inc. and Silverstream Software, Inc.
Ken Tacelli, Chief Operating Officer, age 49, was appointed to his current position as Chief Operating Officer of Datawatch on December 1, 2016. Mr. Tacelli brings many years of experience in a number of capacities in both large and small companies alike. Mr. Tacelli joined Datawatch on April 25, 2016 as Vice President, North America Sales and was later appointed as Senior Vice President of Worldwide Sales on July 19, 2016. From 2015 to 2016, Mr. Tacelli served as a Senior Vice President of Content Sales at Skillsoft. From 2013 to 2015, Mr. Tacelli served as a Senior Vice President at OpenText within the World Wide Enterprise Sales Division. From 2011 to 2013, Mr. Tacelli served as a Vice President of CA Technologies, including responsibility for North American Growth to Market Sales.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The purpose of this Compensation Discussion and Analysis is to provide our stockholders with an understanding of our approach to executive compensation and to detail our decisions with regard to executive compensation paid during fiscal 2017. We have also highlighted select key changes to our fiscal 2018 Corporate Officers Compensation Plan.
Key Fiscal 2017 Compensation Actions.   The Compensation and Stock Committee took the following actions in fiscal 2017 related to executive compensation:
Cash Compensation	• Implemented a cash incentive compensation program tied exclusively to corporate financial performance measures for non-sales executive officers
Equity Compensation	• Granted equity awards to our executive officers to provide alignment with the interests of our stockholders
Process and Governance	• Engaged Pearl Meyer as the Compensation and Stock Committee’s independent advisor
Key Governance Attributes.   The Compensation and Stock Committee believes that a sound executive compensation program should be grounded in key governance practices. The following are best practices of our executive compensation program:
What We Do	What We Don’t Do
✓
Consult an independent compensation consultant

✓
Conduct market-based pay reviews

✓
Executive incentive bonuses tied to exclusively to financial corporate performance (excluding officers in a sales role)

✓
Grant performance-based equity to executive officers

✗
No guaranteed salary increases or bonuses

✗
No executive perquisites

✗
No pension plans or other post-employment benefit plans

✗
No hedging or pledging of Company stock

✗
No history of option repricing or backdating

Key Fiscal 2018 Compensation Actions.   The Compensation and Stock Committee has taken the following actions to date in fiscal 2018 related to executive compensation:
Equity Compensation
•
Granted equity awards to our executive officers to provide alignment with the interests of our stockholders

•
Conditioned the vesting of a portion of these equity awards to our executive officers on achievement of certain financial performance goals of the Company in fiscal 2018

•
Granted equity awards to our executive officers that will vest only 50% upon a change in control of Datawatch and 100% if such executive officer is terminated for cause or leaves for good reason within 12 months after a change in control of Datawatch

Process and Governance	• Updated the peer group of comparator companies to better reflect Datawatch’s size and stage • Engaged Pearl Meyer as the Compensation and Stock Committee’s independent advisor

Michael A. Morrison and James Eliason, who served as the Company’s Chief Executive Officer and Chief Financial Officer, respectively, during the fiscal year ended September 30, 2017, as well as the other individuals included in the Summary Compensation Table on page 22, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.
Compensation Philosophy
The Compensation and Stock Committee believes the most effective compensation package for named executive officers is one designed to reward achievement of individual and corporate objectives, provide incentives for short-term, medium-term and long-term financial and strategic goals and align the interests of management with those of the stockholders by providing incentives for improving shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term, medium-term and long-term incentive compensation; however, a significant percentage of total compensation is allocated to performance-based incentive compensation, both in the form of cash programs and equity participation. Because there are no pre-established policies or targets, the Compensation and Stock Committee is able to evaluate the compensation package from year to year with the flexibility to configure allocations and amounts in a manner that aligns closely with shareholder interests. In addition to the third-party compensation surveys used in setting certain elements of compensation, as discussed in the section entitled “Use of Peer Group and Market Data” below, the Compensation and Stock Committee has also engaged a third-party compensation consultant, as discussed in the section entitled “Role of Our Independent Compensation Consultant.”
Advisory Vote on Executive Compensation, “Say on Pay”
In 2016, pursuant to the Dodd-Frank Act, we conducted an advisory vote of our stockholders on our executive compensation program for our named executive officers, sometimes called “Say on Pay.” Our stockholders approved our executive compensation program with more than 71% of the votes cast at our 2016 Annual Meeting voting to adopt our “Say on Pay” resolution. Nevertheless, we recognized that nearly 29% of our stockholders were not satisfied with the prior compensation program. As a result, the Compensation and Stock Committee recommended modifications to our compensation program in fiscal 2017 such that any incentive cash bonus paid to an executive officer, except for Mr. Tacelli, was contingent entirely upon the financial performance of the Company on a quarterly and annual basis in fiscal 2017. The Compensation and Stock Committee recommended a similar compensation program in fiscal 2018 whereby any incentive cash bonus paid to an executive officer, except for Mr. Tacelli, will be contingent entirely upon the financial performance of the Company on a quarterly and annual basis in fiscal 2018.
Role of the Compensation and Stock Committee
The Compensation and Stock Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s officers and key employees and in this regard has the responsibility to establish a compensation policy for officers and key employees designed to (i) enhance the profitability of the Company and increase shareholder value, (ii) reward officers and key employees for their contribution to the Company’s growth and profitability, and (iii) provide competitive compensation that will attract and retain qualified officers and key employees. In addition, the Compensation and Stock Committee considers and takes action with respect to the adoption, amendment, administration and termination of compensation, welfare, benefit, pension and other plans (including the grant of equity awards) related to compensation of current and former employees of the Company and designs incentive compensation plans to allow the Company to attract and retain talented personnel and align the pay of such personnel with corporate performance and the long-term interests of shareholders.
Role of Executive Officers in Setting Compensation Decisions
Regarding most compensation matters, the Chief Executive Officer’s responsibility is to provide recommendations to the Compensation and Stock Committee based on an analysis of market standards and trends and an evaluation of the contribution of each executive officer to the Company’s performance. The Compensation and Stock Committee considers, but retains the right to accept, reject or modify such recommendations. Although the Chief Executive Officer attends portions of the meetings of the

Compensation and Stock Committee, neither the Chief Executive Officer nor any other members of management is present during executive sessions of the Compensation and Stock Committee. Moreover, the Chief Executive Officer is not present when decisions with respect to his compensation are made. The Compensation and Stock Committee may, but does not currently, delegate any of its functions to others in setting compensation for the named executive officers; provided, however, that management may be responsible for the implementation of certain compensation programs established by the Compensation and Stock Committee.
Role of Our Independent Compensation Consultant
The Compensation and Stock Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation and Stock Committee engaged Pearl Meyer & Partners LLC during fiscal 2017. Pearl Meyer conducted various market studies and advised the Compensation and Stock Committee on general executive compensation matters to assist the Compensation and Stock Committee in fulfilling its duties.
Pearl Meyer reports directly to the Compensation and Stock Committee, participates in meetings of the Compensation and Stock Committee, communicates with the Chairperson of the Compensation and Stock Committee between meetings as necessary and works with management at the direction of the Compensation and Stock Committee.
Pearl Meyer is an independent and conflict-free advisor to the Company pursuant to the standards of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Use of Peer Group and Market Data
With respect to decisions on the compensation of our executive officers made during the first quarter of fiscal 2017, the Compensation and Stock Committee considered the prior results of a senior executive total compensation market review of 26 peer companies prepared by Haigh & Company. In September 2017, the Compensation and Stock Committee approved the peer group that would be used to make fiscal 2018 pay determinations reflecting size-appropriate software and services providers, set forth in the following table:
Actua Corporation	Evolving Systems, Inc.
Alteryx, Inc.	Exa Corporation
Amber Road, Inc.	Guidance Software, Inc.
ARI Network Services, Inc.	Park City Group, Inc.
Asure Software, Inc.	Reis, Inc.
ChannelAdvisor Corporation	SeaChange International, Inc.
Determine, Inc.	SITO Mobile, Ltd.
Digimarc Corporation	Upland Software, Inc.
Everbridge, Inc.	Zix Corporation
Elements of Our Executive Compensation Program
Subject to variation where appropriate, the primary elements of compensation to named executive officers include:
•
base salary;

•
cash incentive compensation; and

•
equity incentive compensation in the form of restricted stock units and other awards.

Further analysis and discussion of each element are described in the chart below and the discussion that follows.
Element	Objective	Fixed/Variable
Base Salary	Attract and retain highly qualified leaders with market-competitive compensation structure.	Fixed
Cash Incentive Compensation – Corporate Officers Compensation Plan	Link pay with Company’s financial performance. Reward achievement of Company’s financial goals.	Variable
Equity Awards	Link pay with Company’s long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable
Base Salary.   In setting base salary for the named executive officers, the Compensation and Stock Committee considers recommendations from the President and Chief Executive Officer, which, for new hires, tend to reflect the current recruitment market and negotiations with the specific individual. For existing named executive officers, for whom base salaries are typically reviewed in the first quarter of each fiscal year, the recommendations are designed to recognize each named executive officer’s participation and performance in meeting corporate performance goals over the prior fiscal year, to take into consideration promotions or increased responsibilities and to reflect market trends. Economic and business conditions affecting the Company are also considerations in setting base salary vis-à-vis market standards. Neither payouts under cash incentive compensation plans nor equity grants in any given year have had any impact as to determinations of the base salaries of the named executive officers.
Cash Incentive Compensation.   On an annual basis, the Compensation and Stock Committee determines the appropriate level and type of cash incentive bonuses. Historically, these bonuses have been designed to motivate officers to achieve strategic objectives, corporate financial objectives and individual goals and objectives. In the first quarter of the fiscal year ending September 30, 2018, the Compensation and Stock Committee approved an executive compensation plan providing for cash incentive bonuses to our executive officers contingent exclusively on our achievement of certain corporate financial objectives, except for cash bonuses payable to our executive officers in a sales role.
Equity Incentive Compensation.   The Compensation and Stock Committee believes that equity-based participation provides the named executive officers with strong economic interest in maximizing stock price appreciation over the long term. Equity-based awards are made pursuant to the Company’s equity incentive plan. The Compensation and Stock Committee considers cost to the Company in determining the form of award and, as a result, typically grants restricted stock units and options. In determining the size of an equity grant to a named executive officer, both upon initial hire and on an ongoing basis, the Compensation and Stock Committee considers competitive market factors, the size of the equity incentive plan pool, cost to the Company, the level of equity held by other officers, the grant date fair value of equity awards granted to similarly situated executives at peer companies and individual contribution to corporate performance. Although there is no set target level for stock ownership by executive officers, the Compensation and Stock Committee recognizes that the equity-based component ensures additional focus by the named executive officers on stock price performance, discourages excessive levels of risk taking and enhances executive retention. Accordingly, restricted stock unit and stock option grants typically vest annually over a three-year period. Datawatch also grants restricted stock units and stock options, the vesting of which are contingent upon the financial performance of the Company over a fixed period of time provided that the executive officer remains employed by Datawatch for each specified vesting period.
Datawatch does not have a program, plan or practice to select equity grant dates in connection with the public release of favorable or negative news.
Hedging and Pledging Restrictions.   Our current Insider Trading and Tipping Policy prohibits our insiders, which includes our employees and directors, from engaging in hedging transactions and requires the prior written consent of our compliance officer to pledge securities of Datawatch owned by the insider. We have not received any requests pursuant to our current Insider Trading and Tipping Policy to permit pledges of Datawatch stock.

Benefits.   The named executive officers are entitled to participate in benefit plans which are generally available to all employees, including health, dental, life, accidental disability and dismemberment and, for each of these benefits plans, the Company makes contributions to the premiums paid to such plans. The Company does not offer any kind of deferred compensation, nor does it offer retirement benefits other than a 401(k) defined contribution plan. The Company typically does not match contributions made by executive officers and other employees to the 401(k) plan.
Severance Agreements.   The Company believes that the severance agreements of its executive officers are necessary to retain the executive officers by protecting them against involuntary termination of their employment or being forced out of the Company. In the first quarter of the fiscal year ending September 30, 2018, the Company entered into amended and restated severance agreements with each of its executive officers. The agreements are designed to provide income security to the executive officers and to facilitate the Company’s ability to attract and retain executives as the Company competes for talent in a marketplace in which such protections are standardized practice. For more information about the severance arrangements of our named executive officers, see the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.
Compensation of Named Executive Officers for Fiscal 2017
The Company’s fiscal 2017 Corporate Officers Compensation Plan, approved by the Compensation and Stock Committee, provided for fiscal 2017 compensation consisting of base salary and performance-based cash incentive bonuses, and awards of restricted stock units for shares of the Company’s common stock (“RSUs”) for the executive officers of the Company, including the Company’s named executive officers as follows:
Executive (Title)	Annual Base Salary ($)	Aggregate Target Cash Bonus ($)	Each Quarterly Bonus Eligibility at 80% Quarterly Revenue ($)	Quarterly Bonus Eligibility at 100% Quarterly Revenue ($)	Additional Bonus Eligibility at 125% Annual Revenue ($)	Actual Cash Bonus Received ($)	RSUs Granted (#)(2)	RSUs Forfeited (#)
Michael A. Morrison (CEO)	375,000	200,000	30,000	50,000	100,000	249,083(1)	110,000	—
James Eliason (CFO)	312,000	110,000	16,500	27,500	55,000	136,996(1)	67,000	—
Ken Tacelli (COO)	300,000	220,000	3,000	5,000	10,000	22,034(1)	70,000	—
Sanjay Mistry (Controller)(3)	218,400	50,000	7,500	12,500	25,000	—	5,000	—

(1)
Based on the Company’s quarterly financial results in fiscal 2017, all quarterly bonus payments were made in full relating to such targets. The Company’s EBITDA for fiscal 2017 exceeded the annual EBITDA threshold and the Company achieved approximately 113% of the annual revenue target for fiscal 2017 resulting in actual cash bonuses to Mr. Morrison, Mr. Eliason and Mr. Tacelli equal to approximately 125% of each such officer’s aggregate target cash bonus amount.

(2)
110,000 of the RSUs awarded to Mr. Morrison and 60,000 of the RSUs awarded to each of Messrs. Eliason and Tacelli vest in equal installments on each of the first, second and third anniversaries of May 1, 2016. 7,000 of the RSUs awarded to Mr. Eliason and 10,000 of the RSUs awarded to Mr. Tacelli vest in equal installments on each of the first, second and third anniversaries of November 15, 2016.

(3)
As disclosed in Datawatch’s Form 8-K filed February 2, 2017, Mr. Mistry resigned as an executive officer of Datawatch effective May 30, 2017. Mr. Mistry received $144,900 in annual base salary for the portion of fiscal 2017 for which he was employed by the Company.

Except for $200,000 of Mr. Tacelli’s $220,000 aggregate target cash bonus which is tied to sales revenue achievement determined on a monthly basis (with respect to which Mr. Tacelli received $22,034), the aggregate target cash bonus eligibility for each executive was split into four quarterly bonuses in equal target amounts that together represent 100% of the aggregate target cash bonus amount payable based on: (A) whether Datawatch achieved earnings before interest, taxes, severance, depreciation and amortization in excess of a certain threshold for such fiscal quarter (each such threshold amount is referred to herein as the

“Quarterly EBITDA Threshold”) and (B) only if such Quarterly EBITDA Threshold was met, the extent to which Datawatch achieved its revenue targets for the applicable fiscal quarter (each such quarterly revenue target referred to herein as the “Quarterly Revenue Target”, and each such quarterly bonus, a “Quarterly Bonus”).
Quarterly Bonus Eligibility and Calculation
Each Quarterly Bonus was eligible for payout if the Company: (A) achieved the applicable Quarterly EBITDA Threshold and (B) achieved at least 80% of the applicable Quarterly Revenue Target. If the applicable Quarterly EBITDA Threshold was met, Quarterly Bonus eligibility at performance representing 80% of the Quarterly Revenue Target was 60% of the Quarterly Bonus amount, with bonus eligibility scaling up linearly as performance improved between 80% and 100% of the applicable Quarterly Revenue Target. If the applicable Quarterly EBITDA Threshold was met, performance at 100% of the Quarterly Revenue Target would have resulted in eligibility for 100% of the applicable Quarterly Bonus.
Additional Bonus Eligibility and Calculation
If Datawatch achieved earnings before interest, taxes, severance, depreciation and amortization in excess of Datawatch’s threshold for fiscal year 2017 (the “Annual EBITDA Threshold”) and exceeded 100% of Datawatch’s revenue target for fiscal year 2017 (the “Annual Revenue Target”) the executives were eligible for additional cash bonus amounts calculated at a 2 to 1 rate up to the maximum eligibility for additional cash bonus amounts of 50% of the aggregate target cash bonus amount for such executive officer, based on performance at 125% of the Annual Revenue Target.
The Compensation and Stock Committee retained the discretion at any time to change the above cash incentive bonus criteria (including bonus amounts, Quarterly EBITDA Thresholds, Quarterly Revenue Targets, Annual EBITDA Threshold and Annual Revenue Target), including based on individual performance or in the event any operating changes were approved during the fiscal year that materially impacted the Company’s fiscal 2017 financial plan.
Based on the Company’s quarterly financial results for fiscal 2017, including quarterly EBITDA and quarterly revenue, which met each of the Company’s quarterly financial plan targets, the Company paid all Quarterly Bonus payments in fiscal 2017 relating to such targets. The Company’s EBITDA for fiscal 2017 exceeded the Annual EBITDA Threshold and the Company achieved approximately 113% of the Annual Revenue Target for fiscal 2017 resulting in actual cash bonuses to Mr. Morrison, Mr. Eliason and Mr. Tacelli equal to approximately 125% of each such officer’s Aggregate Target Cash Bonus amount.
All of the RSUs awarded to each executive were time-based RSUs which vest in equal installments on the first, second and third years anniversaries of the date of each grant.
Accounting and Tax Implications
The financial reporting and income tax consequences to Datawatch of individual compensation elements are important considerations for the Compensation and Stock Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation and Stock Committee seeks to balance its objective of ensuring an effective compensation package for named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate and transparent impact on reported net income and other closely followed financial measures.
In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1 million to certain executives. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation and Stock Committee awards compensation to our executive officers as it deems appropriate to meet our overall compensation objectives, even though it may not be fully deductible for the purposes of Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed by legislation known as the Tax Cuts and Jobs Act effective for taxable years beginning after December 31, 2017, such that compensation paid to our executive officers in excess of  $1 million will not be deductible by Datawatch unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and not modified thereafter.
Despite the Compensation and Stock Committee’s efforts to structure the annual cash incentives and equity awards for executives in a manner generally intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the Tax Cuts and Jobs Act repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation and Stock Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Datawatch’s business needs.
Fiscal 2018 Executive Compensation Components
On December 1, 2017, the Board of Directors approved the fiscal 2018 Corporate Officers Compensation Plan, which provides for fiscal 2018 compensation for the executive officers of Datawatch, including base salary, performance-based cash bonuses and awards of restricted stock units for shares of Datawatch’s common stock.
Base Salary and Cash Bonuses.   The following table sets forth base salary and performance-based cash bonus eligibility amounts under the fiscal 2018 Corporate Officers Compensation Plan for the executive officers of the Company:
Name/Title	Base Salary ($)	Aggregate Target Cash Bonuses ($)	Quarterly Bonus Eligibility at 90% Plan Revenue ($)	Quarterly Bonus Eligibility at 100% Plan Revenue ($)	Additional Bonus Eligibility at 105% Annual Revenue ($)	Additional Bonus Eligibility at 125% Annual Revenue ($)
Michael A. Morrison (CEO)	380,000	275,000	55,000	68,750	33,000	247,500
James Eliason (CFO)	315,000	140,000	28,000	35,000	16,800	126,000
Ken Tacelli (COO)	350,000	250,000	n/a	n/a	n/a	n/a
Except Mr. Tacelli’s cash bonus which is tied to sales revenue achievement determined on a monthly basis, the aggregate target cash bonus eligibility for each executive is split into four quarterly bonuses in equal target amounts that together represent 100% of the aggregate target cash bonus amount and are payable based on: (A) whether Datawatch achieves year-to-date earnings before interest, taxes, severance, depreciation and amortization in excess of a certain threshold (each such threshold amount as approved by the Board is referred to herein as the “2018 Quarterly EBITDA Threshold”) and (B) only if such 2018 Quarterly EBITDA Threshold is met, the extent to which Datawatch achieves its revenue targets for the applicable fiscal quarter (each such quarterly revenue target referred to herein as the “2018 Quarterly Revenue Target”, and each such quarterly bonus, a “2018 Quarterly Bonus”). Each 2018 Quarterly Bonus will be payable only if Datawatch’s earnings before interest, taxes, severance, depreciation and amortization meets or exceeds the applicable 2018 Quarterly EBITDA Threshold.
Quarterly Bonus Eligibility and Calculation.   Each 2018 Quarterly Bonus is eligible for payout if Datawatch: (A) achieves the applicable 2018 Quarterly EBITDA Threshold and (B) achieves at least 90% of the applicable 2018 Quarterly Revenue Target. Assuming the applicable 2018 Quarterly EBITDA Threshold is met, 2018 Quarterly Bonus eligibility at performance representing 90% of the 2018 Quarterly Revenue Target is 80% of the 2018 Quarterly Bonus amount, with bonus eligibility scaling up at a 2 to 1 rate as performance improves above 90% to 100% of the applicable 2018 Quarterly Revenue Target. 2018 Quarterly Revenue achievement above 100% of each 2018 Quarterly Revenue Target will not result in additional payments above 100% of the applicable 2018 Quarterly Bonus amount.

Additional Bonus Eligibility and Calculation.   If Datawatch achieves year-to-date earnings before interest, taxes, severance, depreciation and amortization in excess of Datawatch’s threshold for fiscal 2018 (as such EBITDA threshold is determined by the Board, the “2018 Annual EBITDA Threshold”), performance over 100% of Datawatch’s revenue target for fiscal 2018 (as such revenue target is determined by the Board, the “2018 Annual Revenue Target”) will result in eligibility for additional cash bonus amounts calculated: (i) at a 2 to 1 rate as performance improves above 100% to 105% of the 2018 Annual Revenue Target and (ii) at a 4 to 1 rate as performance improves above 105% of the 2018 Annual Revenue Target. There is no cap on the amount of additional cash bonus amounts potentially payable as a result of Datawatch’s performance relative to the 2018 Annual Revenue Target. For example, assuming the 2018 Annual EBITDA Threshold is met, (y) performance at 105% of the 2018 Annual Revenue Target will result in eligibility for an additional cash bonus amount equal to 10% of the applicable aggregate target cash bonus amount for such executive and (z) performance at 125% of the 2018 Annual Revenue Target will result in eligibility for an additional cash bonus amount equal to 90% of the applicable aggregate target cash bonus amount for such executive.
The Board retains the discretion at any time to change the above cash bonus criteria (including bonus amounts, 2018 Quarterly EBITDA Thresholds, 2018 Quarterly Revenue Targets, 2018 Annual EBITDA Threshold and 2018 Annual Revenue Target), including based on individual performance or in the event any operating changes are approved during the fiscal year that materially impact Datawatch’s fiscal 2017 financial plan.
RSUs.   The following table sets forth the time-based RSUs (“Time-Based RSUs”) awarded to the executive officers of Datawatch in fiscal 2018:
Executive	RSUs (#)
Michael Morrison (CEO)	70,000
James Eliason (CFO)	35,000
Ken Tacelli (COO)	40,000
All of the Time-Based RSUs awarded to each executive will vest in equal installments on May 1, 2019 and each of the first and second anniversaries of May 1, 2019, dependent on the continued employment of the executive. Vesting with respect to fifty percent (50%) of the then unvested portion of each such Time-Based RSU award shall be accelerated and vest in full immediately prior to the consummation of a change in control of Datawatch and the vesting with respect to one hundred percent (100%) of the then unvested portion of each such Time-Based RSU award shall be accelerated and vest in full if such executive officer is terminated without cause or resigns with good reason within 12 months after the consummation of a change in control of Datawatch.
The following table sets forth the performance-based RSUs (“Performance-Based RSUs”) awarded to the executive officers of Datawatch in fiscal 2018:
Executive	RSUs (#)
Michael Morrison (CEO)	20,000
James Eliason (CFO)	5,000
Ken Tacelli (COO)	15,000
Except for 10,000 Performance-Based RSUs awarded to Mr. Tacelli, all of the Performance-Based RSUs awarded to each executive will vest as follows: one-third of such Performance-Based RSUs will vest on November 15, 2018 following Datawatch’s release of its fiscal 2018 earnings only if Datawatch achieves the 2018 Annual Revenue Target. If Datawatch achieves the 2018 Annual Revenue Target for fiscal 2018, the remaining two-thirds of such Performance-Based RSUs will vest in equal installments on the first and second anniversaries of November 15, 2018, provided the executive remains employed by Datawatch on these dates.
10,000 Performance-Based RSUs awarded to Mr. Tacelli will vest as follows: one-third of such Performance-Based RSUs will vest on November 15, 2018 if Datawatch achieves its revenue target for the six months ended March 31, 2018 (the “1H Revenue Target”). If Datawatch achieves its 1H Revenue Target, the remaining two-thirds of such Performance-Based RSUs awarded to Mr. Tacelli will vest in equal installments on the first and second anniversaries of November 15, 2018, provided Mr. Tacelli remains employed by Datawatch on these dates.
Vesting with respect to fifty percent (50%) of the then unvested portion of each Performance-Based RSU award shall be accelerated and vest in full immediately prior to the consummation of a change in control of Datawatch and the vesting with respect to one hundred percent (100%) of the then unvested portion of each Performance-Based RSU award shall be accelerated and vest in full if such executive officer is terminated without cause or resigns with good reason within 12 months after the consummation of a change in control of Datawatch.
Summary Compensation Table
The following table sets forth summary information regarding the compensation of Datawatch’s named executive officers in fiscal 2017, 2016, and 2015.
SUMMARY COMPENSATION TABLE
Name and Principal Position(1)	Fiscal Year	Salary	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michael A. Morrison President and CEO	2017	$375,000	$249,083	$786,500	—	—	$917(3)	$1,411,500
	2016	$375,000	$62,465	$448,500	—	—	$917(3)	$886,882
	2015	$350,000	—	$183,200	—	—	$877(3)	$534,077
James Eliason CFO	2017	$312,000	$136,996	$482,200	—	—	$917(3)	$932,113
	2016	$300,000	$34,356	$358,800	—	—	$917(3)	$694,073
	2015	$290,000	—	$91,600	—		$877(3)	$382,477
Ken Tacelli(4) Chief Operating Officer	2017	$316,667	$441,710	$484,000	—	—	$917(3)	$1,243,294
	2016	$115,833	$102,674	$420,000	—	—	$304	$638,812
	2015	—	—	—	—	—	—	—
Sanjay Mistry(5) Vice President, Controller	2017	$144,900	$33,334	$38,000	—	—	$73,331(6)	$289,565
	2016	$210,000	$31,232	$59,800	—	—	$773(3)	$301,805
	2015	$200,000	$23,200	$58,400	—	—	$704(3)	$282,304

(1)
The title presented reflects the principal position held by each named executive officer as of September 30, 2017 (other than Mr. Mistry who resigned as an executive officer of Datawatch on May 30, 2017).

(2)
The amounts in this column represents the grant date fair value of RSU awards as computed in accordance with FASB ASC Topic 718.

(3)
Such amounts consist solely of the payment of life insurance premiums.

(4)
Mr. Tacelli joined Datawatch during fiscal 2016, and therefore received salary for fiscal 2016 only for the portion of the 2016 fiscal year he was employed by Datawatch.

(5)
As disclosed in Datawatch’s Form 8-K filed February 2, 2017, Mr. Mistry resigned as an executive officer of Datawatch effective May 30, 2017. Mr. Mistry was a named executive officer for a portion of fiscal 2017, but is no longer an executive officer or employee of Datawatch.

(6)
Such amount consists of  $72,800 in payments made to Mr. Mistry in connection with his resignation from Datawatch and $513 in payments of life insurance premiums.

Grants of Plan Based Awards
The following table sets forth information concerning plan-based awards to the named executive officers under the fiscal 2017 Corporate Officers Compensation Plan:
GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
James Eliason	11/1/2016
	4/18/2017	—	110,000	165,000	67,000(3)	$482,200(3)
Sanjay Mistry(4)	11/1/2016	—	50,000	75,000	5,000(5)	$38,000(5)
Ken Tacelli	12/16/2016
	4/18/2017	—	220,000(6)	230,000	70,000(7)	$484,000(7)
Michael A. Morrison	4/18/2017	—	200,000	300,000	110,000(8)	$786,500(8)

(1)
Other than $200,000 of Mr. Tacelli’s $220,000 aggregate target bonus, these were performance-based cash incentive bonuses. Based on the Company’s quarterly financial results for fiscal 2017, including quarterly EBITDA and quarterly revenue, which met each of the Company’s quarterly financial plan targets, the Company paid all Quarterly Bonus payments in fiscal 2017 relating to such targets. The Company’s EBITDA for fiscal 2017 exceeded the Annual EBITDA Threshold and the Company achieved approximately 113% of the Annual Revenue Target for fiscal 2017 resulting in actual cash bonuses to Mr. Morrison, Mr. Eliason and Mr. Tacelli equal to approximately 125% of each such officer’s Aggregate Target Cash Bonus amount.

(2)
The amounts in the “Grant Date Fair Value of Stock and Option Awards” reflect the grant date fair value of the RSUs awarded in fiscal 2017, in accordance with FASB ASC Topic 718.

(3)
Represents the number of RSUs granted. 7,000 of such RSUs vest in equal installments on each of the first, second and third anniversaries of November 1, 2016. 60,000 of such RSUs vest in equal installments on each of the first, second and third anniversaries of May 1, 2017.

(4)
As disclosed in Datawatch’s Form 8-K filed February 2, 2017, Mr. Mistry resigned as an executive officer of Datawatch effective May 30, 2017. Mr. Mistry was a named executive officer for a portion of fiscal 2017, but is no longer an executive officer or employee of Datawatch.

(5)
Represents the number of RSUs granted on November 1, 2016. Such RSUs did not vest because Mr. Mistry resigned as an executive officer of Datawatch prior to the first scheduled vesting date.

(6)
$200,000 of Mr. Tacelli’s $220,000 target cash bonus was tied to sales revenue achievement determined on a monthly basis.

(7)
Represents the number of RSUs granted. 10,000 of such RSUs vest in equal installments on each of the first, second and third anniversaries of December 16, 2016. 60,000 of such RSUs vest in equal installments on each of the first, second and third anniversaries of May 1, 2017.

(8)
Represents the number of RSUs granted. Such RSUs vest in equal installments on each of the first, second and third anniversaries of May 1, 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Please refer to the narrative disclosure above beginning on page 18 under the heading Compensation of Named Executive Officers for Fiscal 2017 and beginning on page 25 under the heading Potential Payments Upon Termination or Change in Control.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth summary information regarding the outstanding equity awards at September 30, 2017 granted to each named executive officer:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested(2) (#)	Market Value of Shares or Units of Stock that have Not Vested(2)(3) ($)
Michael A. Morrison	100,000	—	$3.46	2/11/2018	135,000(4)	$1,559,250
	75,000	—	$12.92	4/23/2020	—	—
James Eliason	—	—	—	—	84,667(5)	$977,904
Ken Tacelli	—	—	—	—	116,667(6)	$1,809,504
Sanjay Mistry(7)	—	—	—	—	—	—

(1)
Options vest on a quarterly basis over the three year period beginning on the date of grant. Vesting of all options are accelerated upon a change of control of the Company in accordance with the Company’s equity compensation plans.

(2)
RSU awards generally vest annually over a three year period beginning on the date approved by the Compensation and Stock Committee with certain grants subject to a further vesting condition tied to the trading price of the Company’s Common Stock.

(3)
Market value is calculated by multiplying the number of shares or units by a share price of  $11.55, the closing price of the Company’s common stock on Nasdaq on September 29, 2017.

(4)
Includes 110,000 RSUs granted on May 1, 2017 and 25,000 RSUs granted on November 10, 2015.

(5)
Includes 20,000 RSUs granted on November 10, 2015, 4,667 RSUs granted on November 1, 2016 and 60,000 RSUs granted on April 18, 2017.

(6)
Includes 50,000 RSUs granted on July 19, 2016, 6,667 RSUs granted on December 16, 2016 and 60,000 RSUs granted on April 18, 2017.

(7)
As disclosed in Datawatch’s Form 8-K filed February 2, 2017, Mr. Mistry resigned as an executive officer of Datawatch effective May 30, 2017. Mr. Mistry was a named executive officer for a portion of fiscal 2017, but is no longer an executive officer or employee of Datawatch.

Options Exercised and Stock Vested
There were no option exercises by any of Datawatch’s named executive officers during fiscal 2017. The following table summarizes the vesting of stock awards for each of Datawatch’s named executive officers for fiscal 2017:
OPTIONS EXERCISED AND STOCK VESTED
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael A. Morrison	48,334	$339,256
James Eliason	26,666	$200,994
Ken Tacelli	25,000	$225,000
Sanjay Mistry(2)	6,667	$48,336

(1)
The value realized upon vesting of the RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

(2)
As disclosed in Datawatch’s Form 8-K filed February 2, 2017, Mr. Mistry resigned as an executive officer of Datawatch effective May 30, 2017. Mr. Mistry was a named executive officer for a portion of fiscal 2017, but is no longer an executive officer or employee of Datawatch.

Potential Payments Upon Termination or Change in Control
Executive Agreements and Severance Arrangements
On December 1, 2017, the Board of Directors approved amended and restated severance agreements between the Company and each of Messrs. Morrison, Eliason and Tacelli. Each executive severance agreement provides that in the event the Company terminates the officer’s employment other than for “Cause” (as defined in the respective agreement) or the officer elects to terminate his employment with the Company for “Good Reason” (as defined in the respective agreement) (such termination event, a “Severance Trigger Event”), such officer is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for twelve months following his termination date for Mr. Morrison and for six months following his termination date for each of Messrs. Eliason and Tacelli. If a Severance Trigger Event occurs within twelve months after a “Change in Control” of Datawatch (as defined in the respective agreement), such officer is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for an additional six months following the payment of all other severance payments resulting from the Severance Trigger Event. As a condition to the receipt by an officer of any payment or benefit under an executive severance agreement, the officer must first execute a valid, binding and irrevocable general release in favor of the Company and in a form reasonably acceptable to the Company, and must be in compliance with the terms of the officer’s Proprietary Information, Inventions and Non-Competition Agreement with the Company. In the event that the severance and other benefits payable to such officer constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then such officer’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the officer on an after-tax basis of the greatest amount of benefits.
Except for restricted stock unit agreements entered into on December 1, 2017, each stock option agreement and restricted stock unit agreement pursuant to which each named executive officer holds the unvested stock options or restricted stock units disclosed herein, as applicable, provides that all such unvested options or restricted stock units shall accelerate and become fully vested and exercisable upon a change in control of the Company. Each restricted stock unit agreement entered into on December 1, 2017 pursuant to which each named executive officer holds restricted stock units disclosed herein provides that vesting with respect to fifty percent (50%) of the then unvested restricted stock units shall be accelerated and vest in full immediately prior to the consummation of a Change in Control of Datawatch and the vesting with respect to one hundred percent (100%) of the then unvested restricted stock units shall be accelerated and vest in full if such officer is terminated without Cause or resigns with Good Reason within twelve months after the consummation of a Change in Control of Datawatch.
Departure of Certain Officers
As previously noted, Mr. Mistry resigned as an employee and executive officer of Datawatch effective May 30, 2017. For the named executive officers other than Mr. Mistry, the following table provides details of the potential payments and benefits that would be received by such named executive officers in the event of a termination of employment, had the termination of employment occurred on September 30, 2017, prior to Datawatch entering into amended and restated severance agreements with each of its named executive officers on December 1, 2017. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Name	Salary Continuation ($)	Benefits Continuation ($)	Equity Awards ($)(2)
Michael A. Morrison(1)
Termination without Cause or Resignation for Good Reason	$375,000	—	—
Termination without Cause or Resignation for Good Reason after Change in Control	$375,000	—	$2,657,000
James Eliason(1)
Termination without Cause or Resignation for Good Reason	$156,000	$19,473	—
Termination without Cause or Resignation for Good Reason after Change in Control	$156,000	$19,473	$1,235,850
Ken Tacelli(1)
Termination without Cause or Resignation for Good Reason	$160,000	$10,922	—
Termination without Cause or Resignation for Good Reason after Change in Control	$160,000	$10,922	$1,386,000

(1)
The amounts in this table are calculated as of September 30, 2017 and detail the potential payments and benefits that would have been received by such named executive officer in the event of a termination of employment, had the termination of employment occurred as of such date which was prior to Datawatch entering into amended and restated severance agreements with such named executive officer on December 1, 2017.

(2)
For Messrs. Morrison, Eliason and Tacelli the amounts reflect the value of all unvested stock options and RSUs that would vest as a result of a change in control occurring on September 30, 2017. The amounts are based on (i) in the case of accelerated options, the excess of the Datawatch’s September 30, 2017 closing common stock price over the applicable exercise price, and (ii) in the case of accelerated RSUs, the Datawatch closing common stock price as of September 30, 2017 multiplied by the number of unvested RSUs as of September 30, 2017.

COMPENSATION COMMITTEE REPORT
The Company’s Compensation and Stock Committee currently consists of Ms. McArdle and Messrs. Friedman, Seidl and Mahony, with Mr. Friedman serving as Chairman. The Compensation and Stock Committee has reviewed and discussed the Compensation Discussion and Analysis above with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation and Stock Committee of the Board of Directors:
Donald R. Friedman, Chairman
Randy Seidl
Joan C. McArdle
Colin Mahony
Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Compensation and Stock Committee was, during the fiscal year ended September 30, 2017, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a member of the Compensation and Stock Committee of the Company.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm for Fiscal 2018
The Board of Directors is seeking ratification of the Audit Committee’s selection of RSM US LLP to serve as the registered public accounting firm for the fiscal year ending September 30, 2018. RSM US LLP served as the Company’s registered public accounting firm for the fiscal year ending September 30, 2017.
The Board of Directors has put the ratification of the selection of RSM US LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of RSM US LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and the Company’s relationship with RSM US LLP and will then take such action as it deems necessary.
Representatives of RSM US LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM.
Independent Registered Public Accounting Firm Fees for Fiscal Years 2016 and 2017
Audit Fees.
The audit fees billed for services provided to us for the 2016 and 2017 fiscal years by RSM US LLP were $286,000 for 2016 and $348,500 for 2017. Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as services related to statutory audits, comfort letters, consents and assistance with and reviews of quarterly financial statements and other documents filed with the Securities and Exchange Commission.
All services rendered by RSM US LLP for fiscal years 2016 and 2017 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee.
Audit-Related Fees.
No audit related fees were paid to RSM US LLP for assurance or related services that were reasonably related to the performance of the audit or review of our financial statements and that are not disclosed as audit fees for fiscal years 2016 and 2017.
Tax Fees and All Other Fees.
No other fees relating to tax advisory or other services were paid to RSM US LLP for professional services rendered to the Company for fiscal years 2016 and 2017.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Consistent with the requirements of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee will approve the specific terms of engagement once an independent registered public accounting firm has been selected, which will provide for the provision of specific services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval by the Audit Committee or by one or more of its members before engaging the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires Datawatch’s directors, executive officers and holders of more than 10% of the Company’s common stock, referred to herein as Reporting Persons, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based on the Company’s review of the copies of such filings received by us with respect to the fiscal year ended September 30, 2017, and written representations from certain of the Company’s directors and executive officers, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for the fiscal year ended September 30, 2017, except for (i) the Form 4 for Ken Tacelli filed on May 12, 2017, which was due on December 20, 2016 and (ii) the Form 4 for Ken Tacelli filed on July 27, 2017 and subsequently amended on December 5, 2017, which original filing was due on July 27, 2017.
STOCKHOLDER PROPOSALS
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company’s principal executive offices not later than close of business on December 18, 2018. To be timely, notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Company must be delivered between December 18, 2018 and January 17, 2019. For any proposal that is not submitted for inclusion in the proxy statement for the next annual meeting of stockholders but is instead sought to be presented directly at the next annual meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on January 17, 2019, and advises stockholders in the next proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 17, 2019. Notices of intention to present proposals at the next annual meeting should be addressed to: Secretary, Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail — Return Receipt Requested.
CODE OF ETHICS AND BUSINESS CONDUCT POLICY
The Board of Directors adopted a Code of Ethics and Business Conduct Policy on January 23, 2004 (amended November 11, 2011) applicable to all employees and directors of the Company. The Code of Ethics and Business Conduct Policy is posted on the Company’s website, www.datawatch.com and located under the “About” tab and the “Investor Relations” and “Corporate Governance” links. Any amendments to or waivers of the Code of Ethics and Business Conduct Policy that apply to the Company’s principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term “code of ethics,” as that term is defined by the Securities and Exchange Commission, will be posted on Datawatch’s website at the address above.
EXPENSES AND SOLICITATION
The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company or by certain outside proxy solicitation services may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
In some cases, only one copy of the Notice or this proxy statement and the 2017 Annual Report is being delivered to multiple stockholders sharing an address. However, this delivery method, called “householding,” is not being used if the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Notice or this proxy statement and the 2017 Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of the Notice or these materials now or in the future, a stockholder may submit a written request either to Investor Relations, Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730 or to investor@datawatch.com or an oral request by calling the Company’s Investor Relations group at (978) 441-2200, ext. 8323. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the Notice or this proxy statement and 2017 Annual Report and who would prefer to receive a single copy of such materials may instruct the Company accordingly by directing that request to the Company in the manner provided above.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL 17, 2018
This proxy statement and the Company’s 2017 Annual Report are available online at https://materials.proxyvote.com/237917.
OTHER BUSINESS
The Board of Directors knows of no business that will be presented for consideration at the meeting other than those items stated above. If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

DATAWATCH CORPORATION
4 CROSBY DRIVE
BEDFORD, MA 01730

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The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Richard de J. Osborne
02 Randy Seidl
03 Thomas H. Kelly
04 Christopher T. Cox
05 David C. Mahoney
06 Michael A. Morrison
07 Joan C. McArdle
08 Donald R. Friedman
09 Colin Mahony

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. The ratification of the appointment of RSM US LLP, as the Company's independent registered public accounting firm.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000352245_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com

DATAWATCH CORPORATION
Annual Meeting of Stockholders
April 17, 2018 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) MICHAEL A. MORRISON and JAMES ELIASON, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DATAWATCH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 11:00 AM, Eastern Daylight Time on April 17, 2018 at the offices of the Company, 4 Crosby Drive, Bedford, MA 01730, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000352245_2 R1.0.1.17

*** Exercise Your *Right* to Vote ***

DATAWATCH CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 22, 2018
Date: April 17, 2018 **Time:** 11:00 AM EDT
Location: Offices of the Company
4 Crosby Drive
Bedford, MA 01730

DATAWATCH CORPORATION
4 CROSBY DRIVE
BEDFORD, MA 01730

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000352244_1 R1.0.1.17

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 03, 2018 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000352244_2 R1.0.1.17

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01	Richard de J. Osborne	02	Randy Seidl	03	Thomas H. Kelly	04	Christopher T. Cox	05	David C. Mahoney
06	Michael A. Morrison	07	Joan C. McArdle	08	Donald R. Friedman	09	Colin Mahony		

The Board of Directors recommends you vote FOR proposal 2.

0000352244_3 R1.0.1.17